Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2007 (the “Effective Date”), by and between On Assignment, Inc. (the “Company”) and James Brill (“Executive”).

AGREEMENT

1.             Employment Term.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment shall continue for a term commencing on January 1, 2007 and ending on December 31, 2008 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other party, in accordance with Section 7 below, of such election not less than sixty days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”).

2.             Position and Duties.

(a)           Position.  During the Employment Period, Executive shall serve as Senior Vice President and Chief Financial Officer of the Company and shall perform such employment duties as are usual and customary for such position, including without limitation, oversight and management of the Company’s Finance and Accounting, Risk Management and Investor Relations departments.  Executive shall report to the Chief Executive Officer of the Company (“CEO”).  The Company shall retain full direction and control of the means and methods by which Executive performs the above services.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other offices and capacities in addition to the foregoing as the Company shall designate, consistent with Executive’s position, without additional compensation beyond that specified in this Agreement.

(b)           Place of Employment.  During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s principal offices in Calabasas, California, unless otherwise mutually agreed upon by the parties.  Notwithstanding the foregoing, Executive may from time to time be required to travel temporarily to other locations on the Company’s business.

(d)           Exclusivity.  During the Employment Period, except for such other activities as the Compensation Committee of the Board of Directors (the “Committee”) shall approve in writing in its sole discretion and as otherwise provided in this Section 2(d), Executive shall devote his entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company.  Notwithstanding the foregoing, (i)

for a period not to exceed ninety days from and after the Effective Date, Executive may provide the consulting services described on Schedule A hereto to Diagnostic Products Corporation and the provision of such consulting services shall not constitute a breach of this Section 2(d), and (ii) provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) with the prior approval of the CEO, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the CEO in advance of accepting any such position.

3.             Compensation.

(a)           Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”) set at $275,000 per year for calendar year 2007 and subject thereafter to annual review and increase (but not decrease) in the sole discretion of the Committee.  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time.

(b)           Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus in respect of each calendar year during the Employment Period beginning in calendar year 2007, as described below (each, an “Annual Bonus”), subject in each case to Executive’s continued employment through the date on which annual bonuses are paid generally to the Company’s senior executives.  In respect of calendar year 2007, Executive shall be eligible to earn an Annual Bonus ranging from $0 - $275,000, determined by reference to the Company’s earnings before interest, tax, depreciation and amortization as reported on its consolidated financial statements for such period (“EBITDA”).  The EBITDA targets applicable to Executive’s 2007 Annual Bonus shall be consistent with those applicable to the determination of the CEO’s 2007 annual bonus and shall be determined by the Committee, after consultation with the CEO and Executive, no later than March 31, 2007.  In respect of calendar years during the Employment Period beginning after 2007, any Annual Bonus shall be determined by reference to the attainment of objective performance criteria, which criteria shall be determined by the Committee within sixty days after the start of the applicable calendar year.  Each Annual Bonus shall be paid to Executive, to the extent that any such Annual Bonus becomes payable, within thirty days after the date on which the Committee conclusively determines the extent to which the applicable performance criteria have (or have not) been met.

(c)           Stock Option.  Subject to approval by the Committee, as soon as practicable following the Effective Date, the Company shall grant to Executive a nonqualified option to purchase 100,024 shares of Company common stock (the “Option”).  The Option shall be granted to Executive at an exercise price per share equal to 100% of the fair market value of a share of Company common stock on the date of grant, as determined by the Committee.  Subject to Executive’s continued employment with the Company through each such date, the Option shall vest and become exercisable with respect to 25,000 of the shares subject thereto on the first anniversary of the date of grant of the Option (the “Option Grant Date”) and with respect to 2,084 of the shares subject thereto on each monthly anniversary of the Option Grant Date thereafter, such that the Option shall be vested and exercisable with respect to all shares subject thereto (subject to Executive’s continued employment) on the fourth anniversary of the Option

Grant Date.  Consistent with the foregoing, the terms and conditions of the Option, including the applicable vesting conditions, shall be set forth in an Option grant agreement to be entered into by the Company and Executive in a form prescribed by the Company which shall evidence the grant of the Option (the “Option Agreement”).  The Option shall, subject to the provisions of this Section 3(c), be governed in all respects by the terms of the applicable Option Agreement.

(d)           Restricted Stock Units.  Subject to approval by the Committee, as soon as practicable following the Effective Date, the Company shall grant to Executive, under the OA Restated 1987 Stock Option Plan (the “Equity Plan”), 60,000 restricted stock units (the “RSUs”).  Subject to Executive’s continued employment with the Company through each such date, the RSU grant shall vest with respect to 15,000 RSUs on the first anniversary of the date of grant of the RSUs (the “RSU Grant Date”) and with respect to 1,250 of the RSUs on each monthly anniversary of the RSU Grant Date thereafter, such that the RSU grant shall be vested with respect to all RSUs (subject to Executive’s continued employment) on the fourth anniversary of the RSU Grant Date.  Consistent with the foregoing, the terms and conditions of the RSUs, including the applicable vesting and share delivery conditions, shall be set forth in a RSU grant agreement to be entered into by the Company and Executive which shall evidence the grant of the RSUs and, except as otherwise expressly provided herein, shall be consistent with the terms and conditions contained in RSU grant agreements provided to other key executives of the Company (the “RSU Agreement”). The RSUs shall, subject to the provisions of this Section 3(d), be governed in all respects by the terms of the Equity Plan and the applicable RSU Agreement.

(e)           Additional Incentive Bonus.  In addition to the Base Salary, any Annual Bonuses and the RSU and Option grants, the Company may, in its sole discretion, pay to Executive a one-time additional bonus of up to $50,000 (the “Additional Bonus”) upon the attainment of performance objectives relating to the post-transaction integration of the Company with each of Vista Staffing Solutions, Inc. and Oxford, Inc., including synergy savings and other criteria selected by the Committee (the “Additional Bonus Objectives”).  The Additional Bonus Objectives shall be established, after consultation with Executive, in the sole discretion of the Committee, and the Additional Bonus shall become payable, if at all, at such date or dates as are determined by the Committee, subject to Executive’s continued employment through any such date(s).  Determinations as to whether the Additional Bonus performance objectives have been attained shall be made in the sole discretion of the Committee.

(f)            Benefit Plans.  During the Employment Period, Executive and Executive’s legal dependants shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for its senior executives.  In addition, Executive shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to senior executives of the Company, provided, that the Company shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.

(g)           Additional Perquisites.  In addition to the compensation and benefits described above in this Section 3, during the Employment Period, the Company shall (i) pay to Executive an automobile allowance of $450 per month and, (ii) pay or reimburse Executive for actual, properly substantiated expenses incurred by Executive in connection with (A) an annual physical examination, not to exceed $1,500 per calendar year; and (B) tax preparation and financial planning services, not to exceed $2,500 per calendar year.

(h)           Vacation.  During the Employment Period, Executive shall be entitled to four weeks of paid vacation per calendar year, pro rated for any service by Executive during any partial calendar year, provided, that Executive shall not accrue any vacation time in excess of four weeks.

(i)            Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the Company expense reimbursement policy applicable to senior executives of the Company, as in effect from time to time, provided that Executive properly substantiates such expenses in accordance with such policy.

4.             Termination of Employment.

Either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason.  The following provisions shall control any such termination of Executive’s employment, subject to Section 8 below.

(a)           Termination Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to Executive provided in accordance with Section 7 below (for purposes of this Section 4(a), the date specified in any such notice provided in accordance with this Section 4(a) shall constitute the “Date of Termination”).  If Executive’s employment is terminated as provided in this Section 4(a), the Company shall promptly, or in the case of obligations described in clause (iv) below, as such obligations become due to Executive, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through such Date of Termination, (ii) accrued but unpaid vacation time through such Date of Termination, (iii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Sections 3(g) or 3(i) above, and (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”).  In addition, subject to Section 4(h) below, Executive’s execution and non-revocation of a binding Release (as defined below) in accordance with Section 4(f) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), Executive shall be entitled to continued payment of Executive’s Base Salary at the rate in effect as of the Date of Termination for a period of twelve months following the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (the “Severance”).

(b)           Death; Disability.  If Executive dies during the Employment Period or Executive’s employment is terminated due to Executive’s total and permanent disability (as determined by the Committee), Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.  In addition, subject to Section 4(h) below, Executive’s (or Executive’s estate’s) execution and non-revocation of a binding Release in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement (upon a disability termination), Executive (or Executive’s estate) shall be entitled to receive the Severance.  For purposes of this Section 4(b), “Date of Termination” shall mean the date of Executive’s death or the date on which the Committee notifies Executive, in accordance with Section 7 below, that Executive’s employment has terminated due to Executive’s Disability, as applicable.

(c)           Cause.  If Executive’s employment becomes terminable by the Company for Cause, the Company may terminate Executive’s employment immediately and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.

(d)           Resignation.  Executive may terminate Executive’s employment upon sixty days’ notice to the Company provided in accordance with Section 7 below, subject to the Company’s right to waive any or all of such notice period.  If Executive so terminates Executive’s employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(a)(iv), as such obligations become due to Executive.  If the Company elects to waive the notice period provided for in this Section 4(d), Executive shall not be entitled to any compensation in respect of such period.

(e)           Other Terminations.  If Executive’s employment terminates for any reason other than those specified in Sections 4(a), (b), (c) or (d) above (including without limitation, the Company’s election not to extend the Employment Period), the Company shall promptly, or in the case of items described in Section 4(a)(iv), as such obligations become due to Executive, pay or provide to Executive the Accrued Obligations.

(f)            Release; Exclusivity of Benefits.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to Executive’s right to receive the Severance that Executive (or his estate) execute, deliver to the Company and not revoke a general release of claims in a form prescribed by the Company (the “Release”).  Except as expressly provided in this Section 4, upon the termination of Executive’s employment, the Company shall have no obligations to Executive in connection with his employment with the Company or the termination thereof.

(g)           Definitions.

“Cause” shall mean (i) a material breach of this Agreement by Executive; (ii) the willful or repeated failure or refusal by Executive substantially to perform Executive’s duties hereunder; (iii) the indictment of Executive for any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or its funds, properties, corporate opportunities or other assets to the extent that the Company reasonably determines such act to be materially injurious to the Company, or (v) Executive repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

(h)           Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to Executive during the 6-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) if the Committee determines that paying such amounts at the time or times indicated in this Agreement would cause Executive to incur additional taxes under Section 409A of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6-month period, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period.

5.             Confidential Information and Employee Developments.  Concurrently herewith, Executive agrees to execute and comply with the terms of the Confidential Information and Employee Development Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).  The compensation and benefits provided under this Agreement, together with any Severance obligations arising hereunder and other good and valuable consideration are hereby acknowledged by the parties hereto to constitute adequate consideration for Executive’s entering into the Confidentiality Agreement.

6.             Representations.

(a)           No Violation of Other Agreements.  Executive hereby represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, and (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b)           No Disclosure of Confidential Information.  Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

7.             Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

On Assignment, Inc.
26651 W. Agoura Road
Calabasas, CA 91302
Tel: (818) 878-7900
Attention: Chief Executive Officer

If to Executive: to the most current home address on file with the Company’s Human Resources department,

or to such other address as any party hereto may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon receipt.

8.             Change of Control Agreement.  Notwithstanding anything contained in this Agreement, the parties hereto acknowledge that Executive and the Company have entered into an Executive Change of Control Agreement of even date herewith (the “COC Agreement”) and, that, in the event that Executive becomes entitled to compensation or benefits under the COC Agreement (as determined solely under the terms of the COC Agreement), this Agreement shall be superseded by the COC Agreement and no further compensation or benefits in any form shall become payable under this Agreement.

9.             Miscellaneous.

(a)           Governing Law.  The rights and duties of the parties will be governed by the local law of the State of California, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.  The parties hereto consent to the jurisdiction of the state and federal courts located in the state of California to adjudicate any disputes between such parties.

(b)           Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

(c)           Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

(d)           Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.

(e)           No Waiver.  Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)           Construction.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.

(h)           Assignment.  This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

(i)            Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, any applicable Stock Option Agreement and RSU Agreement and the COC Agreement, constitute the final, complete and exclusive agreement and understanding between Executive and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof.

(j)            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from the Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ON ASSIGNMENT, INC.

By:	/s/ Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer

/s/ James Brill
Name: James Brill
Title: Chief Financial Officer

Schedule A

DESCRIPTION OF CONSULTING SERVICES

During the first ninety days of the Employment Period, Executive shall be permitted to devote up to two business days per week to the performance of consulting services for Executive’s former employer, Diagnostic Products Corporation, relating to the successful transition of Executive’s former position at Diagnostic Products Corporation and the duties and responsibilities associated therewith to Executive’s successor at Diagnostic Products Corporation.

S-1

Exhibit A

ON ASSIGNMENT, INC.

CONFIDENTIAL INFORMATION AND

DEVELOPMENT AGREEMENT

In consideration of my engagement by On Assignment, Inc. (the “Company”) to provide the services (the “Services”) described in the Employment Agreement entered into between the Company and me, dated January 1, 2007 (the “Employment Agreement”), I hereby agree as follows (in this “Agreement”):

1.                                      Confidential Information.

a.             General.  I acknowledge and understand that I will be given access to certain confidential, secret and proprietary information and materials owned by the Company or which relate to the Company’s historical, current or planned business or business activities, including but not limited to, all information not generally known to the public that relates to the inventions, processes, formulas, designs, developments, technology, technical data, research and development, products, policies, practices, supplier information, markets, marketing plans, subscribers and proposals of the Company, the identity of all actual and prospective clients, client lists, files and all information relating to individual clients, and information on all persons for whom the Company performs services or with whom I have contact during the course of my employment related to the Company’s current or planned business or business activities, and all other information the Company designates as “confidential” (hereafter the “Confidential Information”), provided, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of my actions in violation of this Agreement; (ii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iii) I am obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that I give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure.

b.             Use of Confidential Information.  I acknowledge and agree that all Confidential Information shall be considered trade secrets of the Company and shall be entitled to all protections given by law to trade secrets.  Confidential Information shall apply to every form in which information shall exist, whether written, film, tape, computer disk or other form of media, including original materials and any copies thereof.  I agree that the Confidential Information shall be the sole and exclusive property of the Company.  I will not, during my employment with the Company or at any time after the termination thereof for any reason whatsoever, disclose or make known or use for myself or others (except as required in the course of my employment with the Company or when otherwise authorized to do so in writing signed by an authorized representative of the Company) any Confidential Information or information about clients to any person, firm, corporation or other entity.  Moreover, I will not directly or indirectly help or assist any other person to do any of the prohibited acts listed in this section.

2.                                      Documents.  All notes, memoranda, files, records, writings and other documents, whether on tangible or electronic media (“Documents”), which I shall prepare, use or come into contact with during my employment with the Company which relate to or are useful in any manner to the business now or hereafter conducted by the Company are and shall remain the sole and exclusive property of the Company.  I shall not remove from the Company’s premises the original or any reproduction of any such Documents nor any of the information contained therein except as required in the course of employment with the Company or otherwise with the prior written consent of an authorized representative of the Company, and all such Documents and information in my possession or under my custody or control shall be turned over to the Company immediately upon the termination of my service relationship with the Company.

3.                                      Developments.

a.             Property of the Company.  I agree that all Developments (as defined below) shall be at the instant of creation or expression the sole property of the Company, to the greatest extent possible shall be deemed “works made for hire” and that I shall retain no rights or interest of any kind therein.  The Company shall own all right, title and interest of any kind in and to all Developments and all related intellectual property, ownership and other rights and I shall have no claims, interest, rights or title in and to each of the Developments and all related intellectual, ownership and other rights thereto.

b.             Waiver of Rights; License.  In the event that, by operation of law or otherwise, I retain any rights to any Developments or any related intellectual property, ownership or other rights, I hereby transfer and assign to the Company, without further consideration, my entire right, title and interest in and to such Developments and all related intellectual property, ownership and other rights, and I hereby waive any and all rights or interest of any kind therein including any moral rights; and to the extent any right, title or interest in and to any Developments or any related intellectual property, ownership or other rights cannot fully be assigned by me to the Company, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, perpetual, worldwide license (with rights to sublicense) to use, exploit and practice such non-assignable right, title and interest.

c.             Cooperation.  I agree to assist the Company in protecting the Company’s sole interest in the Developments, and to execute any and all documents required to ensure that all intellectual property rights in the Developments are owned solely and exclusively by the Company.  I hereby irrevocably appoint the Company as my true and lawful attorney-in-fact, which appointment is coupled with an interest to act for and on my behalf to execute, verify and file any such documents and to do all other acts to further the purposes of this Section 3 with the same legal force and effect as if executed by me (including without limitation the right to execute assignments of and to register any and all rights to the Developments), and this appointment shall survive termination of this Agreement.  I agree to promptly and fully disclose in writing to the Company all Developments during the term of the Employment Agreement and for a period of one year immediately following the termination of my service relationship with the Company for any reason (the “Restricted Period”).

d.             Limited Scope.  This Section 3 shall not apply to any inventions that I have made prior to my service relationship with the Company (all of which are listed on Annex A, attached hereto), or to any inventions that I develop entirely on my own time without use of the Company’s equipment, supplies, facilities or Confidential Information and which do not relate to the Company’s present, future or prospective business, products, research and development, processes or the work I perform for the Company.  If, in the course of my employment with the Company, I incorporate an invention identified on Annex A into a Development, I hereby grant the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense) to make, have made, modify, use, distribute and sell such prior invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, prior inventions in any Developments without the Company’s prior written consent.

e.             Developments Definition.  As used in this Section 3, “Developments” means any and all: (i) ideas, designs, designations, concepts, inventions, products, discoveries, improvements, processes, machines, manufacturing, marketing, service methods and techniques, formulae, designs, composition of matter, styles and specifications, (ii) works of authorship or information fixed in any tangible medium of expression or mask works, (iii) trademarks, service marks or trade names, (iv) trade secrets and know-how (including, without limitation, any of the foregoing relating to formulae, patterns, compilations, programs, methods, techniques or processes), (v) subject matter otherwise protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and (vi) products, systems, equipment, or devices which are conceived, reduced to practice, created, derived, developed or made from any of the foregoing clauses, and with respect to such foregoing clauses other than clause (v), whether or not protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, which are conceived, reduced to practice, created, derived, developed, improved or made by me (whether at the request or suggestion of Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of my employment with the Company, which may pertain to the present, future or prospective business, products, research and development, or processes of the Company.

4.                                      Employee Non-Solicitation.  I acknowledge that I have or will gain valuable information about the identity, qualifications and on-going performance of the employees of the Company.  During the Restricted Period, I agree that I will not directly or indirectly solicit or encourage any of the Company’s employees to seek or accept employment with me or any other person or entity, or disclose any information about any such employee to any prospective employer.

5.                                      Injunctive Relief.  I agree that it is impossible to measure in money the damages that will accrue to the Company in the event that I breach any of the restrictions provided in this Agreement.  Accordingly, in the event that I breach any such restriction, the Company shall be entitled to an injunction restraining me from further violating such restriction without the need to post any bond therefor.  If the Company shall institute any action or proceeding to enforce any such restrictions, I hereby waive the claim or defense that the Company has an adequate remedy at law and agree not to assert such claim or defense.  The foregoing shall not prejudice the Company’s right to require me to account for and pay over to the Company, and I hereby agree to account for and pay over to the Company, the compensation, profits, monies, accruals or other benefits derived or received by me as a result of any transaction constituting a breach of any of the restrictions provided in this Agreement and, if so determined, I hereby agree to account for and pay over to the Company such amounts.

6.                                      Severability.  If any portion of this Agreement is held to be invalid or unenforceable, or excessively broad, the remaining covenants and restrictions or portions thereof shall remain in full force and effect to the fullest degree possible to achieve the purposes of this Agreement and to afford the Company the maximum protections allowed by law and, if with respect to any of the covenants contained in Section 4 above, the invalidity or unenforceability is due to the deemed unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.  The parties agree that the Court shall construe any invalid or unenforceable provisions in the manner that most closely reflects the effect and intent of the original language.

7.                                      Governing Law.  The rights and duties of the parties will be governed by the local law of the State of California, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction, and I consent to the jurisdiction of the state and federal courts located in the State of California to adjudicate any disputes between me and the Company.  I acknowledge that I cannot amend, terminate or otherwise modify this Agreement, except with the prior written consent of the Company.

8.                                      Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

[signature page follows]

I acknowledge that I have read all of this Agreement, that I understand each and every provision of this Agreement, and that nothing I have been told by or on behalf of the Company is in any way at variance or in conflict with the provisions of this Agreement.

EXECUTIVE

/s/ James Brill
Name: James Brill
Date: January 1, 2007

ACCEPTED FOR ON ASSIGNMENT, INC.

/s/ Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer

ANNEX A

LIST OF INVENTIONS MADE BY EXECUTIVE PRIOR TO PROVIDING SERVICES TO THE COMPANY: